EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Current Report on Form 8-K/A of Riverview Financial Corporation of our report dated March 28, 2013, relating to the consolidated financial statements of Union Bancorp, Inc. as of December 31, 2012 and for the year then ended.

/s/ ParenteBeard LLC

Lancaster, Pennsylvania

January 17, 2014